Exhibit 10.4

Execution Version

SECOND AMENDED AND RESTATED THROUGHPUT AGREEMENT
(El Dorado Rail Offloading Facility)
This Second Amended and Restated Throughput Agreement (this “Agreement”) is dated as of May 1, 2025, to be effective as of May 1, 2025 (the “Effective Date”), by and between DK Trading & Supply, LLC (“DKTS”), a Delaware limited liability company, and Delek Logistics Operating, LLC, a Delaware liability company (“Logistics”). Each of DKTS and Logistics are individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, Lion Oil Trading and Transportation, LLC, a Texas limited liability company (“LOTT”), Lion Oil Company, LLC an Arkansas limited liability company (formerly Lion Oil Company, an Arkansas corporation, hereinafter “Lion Oil”) and Logistics entered into that certain Throughput Agreement (the “Original Agreement”) dated March 15, 2015 (the “Original Effective Date”);
WHEREAS, LOTT assigned all of its right, title and interest in the Original Agreement to DKTS pursuant to that certain Assignment and Assumption Agreement and Guaranty dated March 22, 2022, by and among LOTT, DKTS and Logistics;
WHEREAS, Lion Oil assigned all of its right, title and interest in the Original Agreement to DKTS pursuant to that certain Omnibus Assignment and Assumption Agreement dated September 12, 2022, by and among Lion Oil and DKTS;
WHEREAS, LOTT merged into DKTS with DKTS as the surviving entity on October 7, 2022;
WHEREAS, DKTS and Logistics amended and restated the Original Agreement pursuant to that certain Amended and Restated Throughput Agreement dated December 30, 2024 (the “Amended Agreement”); and
WHEREAS, DKTS and Logistics desire to amend and restate the Amended Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:
Section 1.Definitions and Interpretation.
(a)Definitions. Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth below.
“2025 Heavy Crude Throughput Fee” has the meaning set forth in Section 2(c)(i).
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“2025 Light Crude Throughput Fee” has the meaning set forth in Section 2(c)(i).
“Actual Heavy Crude Throughput” means the aggregate volume of Heavy Crude offloaded and throughput at the Rail Offloading Facility during any specified period.
“Actual Light Crude Throughput” means the aggregate volume of Light Crude loaded or offloaded and throughput at the Rail Offloading Facility during any specified period.“Actual Heavy Crude Throughput Capacity” means the aggregate amount of Heavy Crude offload and throughput capacity available at the Rail Offloading Facility.
“Actual Light Crude Throughput Capacity” means the aggregate amount of Light Crude offload and throughput capacity available at the Rail Offloading Facility.
“Actual Quarterly Throughput Payment” has the meaning set forth in Section 2(c)(ii).
“Actual Refined Products Throughput” means the aggregate volume of Refined Products offloaded and throughput at the Rail Offloading Facility during any specified period.
“Actual Refined Products Throughput Capacity” means the aggregate amount of Refined Products offload and throughput capacity available at the Rail Offloading Facility.
“Additional Services” has the meaning set forth in Section 10(b).
“Affiliate” means, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (i) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any Person and (iii) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the General Partner, the Partnership and its subsidiaries), including DKTS, on the one hand, and the General Partner, the Partnership and its subsidiaries, including Logistics, on the other hand, shall not be considered Affiliates of each other.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“API” means the American Petroleum Institute.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision of condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question, including Environmental Law.
“ASTM” means American Society for Testing and Materials.
“barrel” means 42 U.S. gallons, measured at 60° F.
“bpd” means barrels per day.
“Business Day” means any day, other than a Saturday or Sunday, on which banks in Nashville, Tennessee are open for the general transaction of business.
“Capacity Resolution” has the meaning set forth in Section 9(c).
“Capital Amortization Period” has the meaning set forth in Section 2(g)(iv).
“Capital Expenditure Notice” has the meaning set forth in Section 2(g)(iii).
“Capital Improvement” means (i) any modification, improvement, expansion or increase in the capacity of the Rail Offloading Facility or any portion thereof, or (ii) any connection, or new point of receipt or delivery for Materials.
“Claimant” shall have the meaning assigned to such term in Section 17(l).
“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is or becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (ii) is developed by the receiving Party without reliance on any Confidential Information or (iii) is or was available to the receiving Party on a nonconfidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.
“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1 or October 1 and ends on the last day of March, June, September or December, respectively, except that the final Contract Quarter shall end on the last day of the Term.
“Contract Year” means a year that commences on July 1 and ends on the last day of June in the following year, except that the final Contract Year shall end on the last day of the Term.

“Costs” means losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses.
“Crude Oil” means the naturally occurring hydrocarbon mixtures but not including recovered or recycled oils or any cracked materials.
“Deficiency Notice” has the meaning set forth in Section 8(a).
“Deficiency Payment” has the meaning set forth in Section 8(a).
“Delek US” means Delek US Holdings, Inc., a Delaware corporation.
“Dispute” means any and all disputes, claims, controversies and other matters in question between Logistics, on the one hand, and DKTS, on the other hand, under this Agreement.
“DKTS” has the meaning specified in the preamble to this Agreement.
“DKTS Indemnitees” has the meaning set forth in Section 14(a).
“Effective Date” has the meaning set forth in the introductory paragraph hereof.
“Environmental Law” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection laws, each as amended from time to time.
“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
“Estimated Expansion Capital Expenditure” has the meaning set forth in Section 2(g)(iii).
“Expansion Capital Expenditure” has the meaning set forth in Section 2(g)(iii).
“First Offer Period” has the meaning set forth in Section 6.
“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of a public enemy, wars, terrorism, cyberattacks, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, fires, leaks, releases, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, inability to obtain Materials because of a failure of third-party pipelines, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension, delay or interruption and which through the exercise of commercially reasonable efforts such Party is unable to prevent or overcome; provided, however, that a Party’s inability to perform its economic obligations hereunder shall not constitute an event of Force Majeure.
“Force Majeure Notice” has the meaning set forth in Section 4(a).
“Force Majeure Party” has the meaning set forth in Section 4(a).
“Force Majeure Period” has the meaning set forth in Section 4(a).
“General Partner” means the general partner of the Partnership.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Heavy Crude” means Crude Oil with an API gravity of 22 or below.
“Heavy Crude Throughput Fee” means the applicable Initial Heavy Crude Throughput Fee or the 2025 Heavy Crude Throughput Fee.
“Inflation Index” means, at any adjustment date hereunder, the year-over-year change in the PPI.
“Initial Heavy Crude Throughput Fee” has the meaning set forth in Section 2(c)(i).
“Initial Light Crude Throughput Fee” has the meaning set forth in Section 2(c)(i).
“Initial Term” has the meaning set forth in Section 5(a).
“Liabilities” means any Costs of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Applicable Law.
“Light Crude” means Crude Oil with an API gravity of greater than 22.
“Light Crude Throughput Fee” means the applicable Initial Light Crude Throughput Fee or the 2025 Light Crude Throughput Fee.

“Lion Oil” has the meaning specified in the recitals to this Agreement.
“Logistics” has the meaning specified in the preamble to this Agreement.
“Logistics Indemnitees” has the meaning set forth in Section 14(b).
“LOTT” has the meaning specified in the recitals to this Agreement.
“Materials” means any Crude Oil and other hydrocarbons.
“Minimum Heavy Crude Throughput Capacity” means an aggregate amount of Heavy Crude offload and throughput capacity at the Rail Offloading Facility equal to 7,500 bpd.
“Minimum Heavy Crude Throughput Volume” means (i) for Contract Quarters prior to August 1, 2025, an aggregate amount of Heavy Crude or Refined Products equal to 5,000 bpd multiplied by the number of calendar days in the Contract Quarter, and (ii) for Contract Quarters beginning on or after August 1, 2025, zero (0) bpd.
“Minimum Light Crude Throughput Capacity” means an aggregate amount of offload and throughput capacity at the Rail Offloading Facility equal to 16,250 bpd.
“Minimum Light Crude Throughput Volume” means (i) for Contract Quarters prior to August 1, 2025, an aggregate amount of Light Crude or Refined Products equal to 5,000 bpd multiplied by the number of calendar days in the Contract Quarter, and (ii) for Contract Quarters beginning on or after August 1, 2025, zero (0) bpd.
“Minimum Quarterly Throughput Payment” has the meaning set forth in Section 2(c)(ii).
“Minimum Refined Products Throughput Capacity” means an aggregate amount of offload and throughput capacity at the Rail Offloading Facility equal to 12,500 bpd.
“Minimum Refined Products Throughput Volume” means (i) for Contract Quarters prior to August 1, 2025, zero (0) bpd, and for Contract Quarters beginning on or after August 1, 2025, an aggregate amount of Refined Products equal to 10,000 bpd multiplied by the number of calendar days in the Contract Quarter.
“Minimum Throughput Capacity” means the Minimum Heavy Crude Throughput Capacity, the Minimum Light Crude Throughput Capacity or the Minimum Refined Products Throughput Capacity, as applicable.
“Minimum Throughput Volume” means the Minimum Heavy Crude Throughput Volume, the Minimum Light Crude Throughput Volume and the Minimum Refined Products Throughput Volume.
“Month” means a calendar month, except that the initial Month shall commence on the Effective Date and end May 31, 2025, and the final Month shall end on the last day of the Term.

“Monthly Expansion Capital Amount” has the meaning set forth in Section 2(g)(iv).
“Notice Period” has the meaning set forth in Section 12(b).
“Omnibus Agreement” means that certain Fifth Amended and Restated Omnibus Agreement dated as of May 1, 2025, among Delek US, on behalf of itself and the other Delek Entities (as defined therein), Delek Refining, Ltd., Lion Oil, the Partnership, Paline Pipeline Company, LLC, SALA Gathering Systems, LLC, Magnolia Pipeline Company, LLC, El Dorado Pipeline Company, LLC, Delek Crude Logistics, LLC, Delek Marketing-Big Sandy, LLC, Delek Marketing & Supply, LP, DKL Transportation, LLC, Logistics and the General Partner, as amended, supplemented or restated from time to time.
“Original Agreement” has the meaning set forth in the recitals to this Agreement.
“Original Effective Date” has the meaning set forth in the recitals to this Agreement.
“Parties” or “Party” has the meaning set forth in the preamble to this Agreement.
“Partnership” means Delek Logistics Partners, LP, a Delaware limited partnership.
“Partnership Change of Control” means any event or change whereby Delek US ceases to control the General Partner.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or political subdivision thereof or other entity.
“PPI” means the Producer Price Index—Commodities—Finished Goods, as reported by the U.S. Bureau of Labor Statistics.
“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate.
“Purchase Agreement” means the Asset Purchase Agreement (El Dorado Rail Offloading Facility) dated as of March 31, 2015, between Lion Oil and DKTS, as sellers, and Logistics, as buyer.
“Rail Offloading Facility” means that certain rail offloading facility owned by Logistics, including two crude oil offloading racks at the Refinery, which racks are designed to receive up to 25,000 bpd of Light Crude or 12,000 bpd of Heavy Crude delivered by rail to the Refinery (together with all pumps, piping and other ancillary equipment owned by Logistics necessary to allow for the direct offloading of Crude Oil, and certain other related assets and properties (but not including the tracks related thereto)).
“Receiving Party Personnel” has the meaning set forth in Section 17(m)(iv).
“Refined Products” means diesel, gasoline and jet fuel.

“Refined Products Throughput Fee” has the meaning set forth in Section 2(c)(i).
“Refinery” means Lion Oil’s Crude Oil refinery in El Dorado, Arkansas.
“Renewal Term” has the meaning set forth in Section 5(a).
“Required Minimum Throughput Capacity” has the meaning set forth in Section 9(b).
“Required Permits” has the meaning specified in Section 9(f).
“Respondent” shall have the meaning assigned to such term in Section 17(l).
“Restoration” has the meaning set forth in Section 9(b).
“Right of First Refusal” has the meaning set forth in Section 6.
“Special Damages” has the meaning set forth in Section 15.
“Suspension Notice” has the meaning set forth in Section 12(b).
“Term” has the meaning set forth in Section 5(a).
“Termination Notice” has the meaning set forth in Section 4(b).
“Throughput Fees” has the meaning set forth in Section 2(c)(i).
“Transaction Agreements” means, collectively, this Agreement, the Purchase Agreement, the Omnibus Agreement, the Lease and Access Agreement (El Dorado Rail Offloading Facility) dated as of March 31, 2015 between DKTS and Logistics and the Amended and Restated Site Services Agreement (El Dorado Terminal and Throughput and Rail Offloading Facility) dated as of March 31, 2015 between Lion Oil and Logistics, each as may be amended, supplemented or restated from time to time.
(b)Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:
(i)unless otherwise specified, references to Sections are to Sections of this Agreement;
(ii)examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(iii)the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(iv)a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place where it is defined;
(v)the term “cost” includes expense and the term “expense” includes cost;
(vi)the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;
(vii)any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;
(viii)currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
(ix)unless the context otherwise requires, all references to time shall mean time in Nashville, Tennessee;
(x)whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;
(xi)unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, not to be unreasonably withheld, delayed or conditioned;
(xii)the singular number includes the plural and vice-versa, whenever the context so requires; and
(xiii)if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
Section 2.Agreement to Use Services Relating to Offload and Throughput Fees.
The Parties intend to be strictly bound by the terms set forth in this Agreement, which sets forth fees to Logistics to be paid by DKTS and requires Logistics to provide certain railcar offloading and throughput services to DKTS.
(a)Obligations of Logistics. During the Term and subject to the terms and conditions of this Agreement, Logistics agrees to: (i) own or lease and operate and maintain in accordance with Section 9 all assets necessary to handle the Materials from DKTS; (ii) provide the services required under this Agreement; and (iii) perform all operations relating to the Rail Offloading Facility that it is required to perform under the Transaction Agreements.
(b)Minimum Throughput Obligations. During each Contract Quarter during the Term and subject to the terms and conditions of this Agreement, DKTS agrees that, commencing on the Effective Date, DKTS shall tender for offload and throughput an amount of Crude Oil and/or Refined Product sufficient to generate the Minimum Quarterly Throughput Payment at the Rail Offloading Facility. Allocation of capacity for Materials of different types at the Rail Offloading Facility to offload and throughput shall be in accordance with practices as of the Effective Date, or as otherwise may be agreed between the Parties from time to time.
(c)Throughput Fees at the Rail Offloading Facility.

(i)The throughput fee initially applicable to throughput of Light Crude at the Rail Offloading Facility shall be $1.500 per barrel as of the Effective Date (the “Initial Light Crude Throughput Fee”), and $1.480 per barrel effective as of August 1, 2025 (the “2025 Light Crude Throughput Fee”) and the throughput fee initially applicable to throughput of Heavy Crude at the Rail Offloading Facility as of the Effective Date shall be $3.380 (the “Initial Heavy Crude Throughput Fee”), and shall be $3.340 per barrel effective as of August 1, 2025 (the “2025 Heavy Crude Throughput Fee” and, together with the Initial Light Crude Throughput Fee, the 2025 Light Crude Throughput Fee, the Initial Heavy Crude Throughput Fee, and the 2025 Heavy Crude Throughput Fee, collectively the “Crude Throughput Fees”). The throughput fee applicable to throughput of Refined Products at the Rail Offloading Facility shall be $1.480 per barrel (the “Refined Products Throughput Fee” and, together with the Crude Throughput Fees, the “Throughput Fees”).
(ii)In accordance with Section 2(f), DKTS shall pay Logistics an amount equal to (A) the Light Crude Throughput Fee multiplied by the Actual Light Crude Throughput plus (B) the Heavy Crude Throughput Fee multiplied by the Actual Heavy Crude Throughput plus (C) the Refined Products Throughput Fee multiplied by the Actual Refined Products Throughput (the sum of such Throughput Fees for all Months in a Contract Quarter, the “Actual Quarterly Throughput Payment”); provided, however, that the Actual Quarterly Throughput Payment prior to August 1, 2025, shall be not less than $2,217,375 (prorated for any partial Contract Quarter) (the “Minimum Quarterly Throughput Payment”), which amount was calculated based on the basis of assumed throughput equal to (i) the Minimum Throughput Volume multiplied by (x) the applicable Throughput Fees and (y) 365 days, divided by four (4), and (ii) beginning August 1, 2025, the Minimum Quarterly Throughput Payment shall be $1,350,500 (prorated for any partial Contract Quarter), which amount was calculated as set forth in this Section 2(c)(ii).
(iii)The Throughput Fees shall be adjusted on July 1 of each Contract Year commencing on July 1, 2026, by an amount equal to the increase or decrease, if any, in the Inflation Index; provided, however, that the Throughput Fees shall not be decreased below the applicable Throughput Fees provided in this Section 2(c). If the PPI is no longer published, Logistics and DKTS shall negotiate in good faith to agree upon a new index that gives comparable protection against inflation and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Throughput Fees. If DKTS and Logistics are unable to agree upon a new index, the new index will be determined by arbitration in accordance with Section 17(l) and the same method of adjustment for increases in the new index shall be used to calculate increases in the Throughput Fees. After any adjustment to the Throughput Fees pursuant to this Section 2(c)(iii), the Minimum Quarterly Throughput Payment shall be recalculated as provided in Section 2(c)(ii) on such redetermination dates based on such adjusted Throughput Fees.
(iv)During the Term of this Agreement, if new laws or regulations are enacted that require Logistics to make substantial and unanticipated capital expenditures with respect to the Rail Offloading Facility, the Parties will renegotiate the Throughput Fees and the Minimum Throughput Volume in good faith in order to compensate Logistics on account of such incremental capital costs. If there is an increase in the Throughput Fees and/or the Minimum Throughput Volume, whether through negotiations or arbitration described below, the Minimum Quarterly Throughput Payment shall be recalculated as provided in Section 2(c)(ii) based on such adjusted figures. The Parties shall use their commercially reasonable efforts to mitigate the impact of, and comply with, such new laws or regulations. If DKTS and Logistics are unable to agree upon renegotiated

Throughput Fees, the renegotiated Throughput Fees and the Minimum Throughput Volume will be determined by arbitration in accordance with Section 17(l).
(d)Operating and Capital Expenses. During the Term and subject to the terms and conditions of this Agreement, including Section 2(g), Logistics will bear 100% of all operating and capital expenses incurred in its operation of the Rail Offloading Facility.
(e)Taxes. DKTS will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Materials delivered by DKTS to the Rail Offloading Facility, including, but not limited to, any state gross receipts and compensating (use) taxes; provided, however, that DKTS shall not be liable hereunder for taxes (including ad valorem taxes) assessed against Logistics based on Logistics’ income or ownership of the Rail Offloading Facility. Should any Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any federal, state, county or municipal law or authority now in effect or hereafter to become effective which are payable by the other Party pursuant to this Section 2(e), the proper Party shall promptly reimburse the other Party therefor.
(f)Invoicing and Timing of Payments. Logistics shall invoice DKTS monthly for Throughput Fees (or quarterly with respect to any shortfalls in the Minimum Quarterly Throughput Payment for that Contract Quarter). DKTS will make payments to Logistics on a monthly or quarterly basis, as applicable, during the Term with respect to services rendered by Logistics under this Agreement in the prior Month or Contract Quarter, as applicable, upon the later of (i) 10 days after its receipt of such invoice and (ii) 30 days following the end of the Month or Contract Quarter, as applicable, during which the invoiced services were performed. Any past due payments owed by DKTS to Logistics shall accrue interest, payable on demand, at the Prime Rate from the due date of the payment through the actual date of payment. Payment of any Throughput Fees pursuant to this Section 2 shall be made by wire transfer of immediately available funds to an account designated in writing by Logistics. If any such fee shall be due and payable on a day that is not a Business Day, such payment shall be due and payable on the next succeeding Business Day.
(g)Capital Improvements. During the term of this Agreement, DKTS shall be entitled to designate Capital Improvements to be made to the Rail Offloading Facility. The following provisions shall set forth the procedures pursuant to which Capital Improvements designated by DKTS may be constructed:
(i)For any Capital Improvement designated by DKTS, DKTS shall submit a written proposal, including all specifications then available to it, for the proposed Capital Improvement to the Rail Offloading Facility, as the case may be.
(ii)Logistics will review such proposal to determine, in its sole discretion, whether it will consent to proceed with the proposed Capital Improvement.
(iii)Should Logistics determine to proceed and construct or cause to be constructed the approved Capital Improvement, Logistics will obtain bids from two or more general contractors reasonably acceptable to DKTS for the construction of the Capital Improvement. Based upon the bids, Logistics will notify DKTS of Logistics’ estimate of the total cost necessary to construct such Capital Improvement (the “Capital Expenditure Notice”) (which amount shall include the costs of capital and any other costs necessary to place such Capital Improvement in service) (“Estimated Expansion Capital Expenditure”). Within 30 days of the Capital Expenditure Notice, DKTS will notify Logistics whether or not DKTS agrees to such Estimated Expansion Capital Expenditure. In the event DKTS does not agree with such Estimated Expansion Capital Expenditure, the Parties shall work together in good faith to reach agreement on the

Estimated Expansion Capital Expenditure (the agreed amount is referred to as the “Expansion Capital Expenditure”); provided that, in the event the Parties do not reach such agreement within 60 days of the Capital Expenditure Notice, DKTS shall be entitled to proceed with the construction of the Capital Improvement in accordance with Section 2(g)(v).
(iv)Prior to beginning any construction on the Capital Improvement, (1) Logistics shall have received all necessary regulatory approvals, (2) Logistics and DKTS shall have agreed on (A) an additional monthly payment amount to be paid by DKTS to Logistics (the “Monthly Expansion Capital Amount”) which amount (x) shall be payable over a mutually agreed upon term not to exceed the then remaining balance of the Initial Term (or the then current Renewal Term) plus any Renewal Term to which DKTS is then committed or shall then commit (the “Capital Amortization Period”), and (y) shall be sufficient to provide Logistics the equivalent of a rate of return equal to the Prime Rate plus an additional rate of return to be agreed to by the Parties over the Capital Amortization Period on the Expansion Capital Expenditure after taking into account the increased cash flows to Logistics reasonably anticipated to be received by Logistics from DKTS (or from a third party pursuant to a direct contractual commitment to Logistics) in connection with such Capital Improvement, or (B) another adjustment to the Throughput Fees, as applicable, as the Parties may agree and (3) the Parties shall have agreed on any adjustment to the Minimum Quarterly Throughput Payment or the Minimum Throughput Capacity, as the case may be. The Monthly Expansion Capital Amount, if applicable, shall be billed and paid monthly following the commencement of operations of the Capital Improvement and DKTS’ obligation to pay the Monthly Expansion Capital Amount shall survive the termination of this Agreement (other than a termination in connection with a breach of this Agreement by Logistics or a Force Majeure event affecting the ability of Logistics to provide services under this Agreement). In connection with the construction of any Capital Improvement pursuant to this Section 2(g)(iv), DKTS shall be entitled to participate in all stages of planning, scheduling, implementing, and oversight of the construction. DKTS shall also be entitled to audit all expenditures incurred in connection with the Capital Improvement in accordance with Section 17(n). The Parties agree that any Capital Improvement constructed by Logistics pursuant to this Section 2(g)(iv) shall be treated as the separate property of Logistics.
(v)If for any reason the Capital Improvement shall not be constructed pursuant to Section 2(g)(iv) above, and such Capital Improvement is in accordance with applicable required engineering and regulatory standards, and the Parties agree that the Capital Improvement would not reasonably be expected to have a material adverse impact on the operations or efficiency of the Rail Offloading Facility, taken as a whole, or result in any material additional unreimbursed costs to Logistics, then DKTS may proceed with the construction and financing of the Capital Improvement and, upon completion of construction, DKTS shall be the owner and operator of such Capital Improvement; provided, however, that, until a lease, right-of-way or other agreement contemplated by Section 6.6(b) of the Purchase Agreement has been obtained, Logistics shall determine in its sole discretion whether any construction by DKTS on the South Rack Parcel or the North Rack Parcel (each as defined in the Purchase Agreement) would not reasonably be expected to have a material adverse impact on the operations or efficiency of the Rail Offloading Facility, taken as a whole, or result in any material additional unreimbursed costs to Logistics. The Parties agree that any Capital Improvement constructed by DKTS pursuant to this Section 2(g)(v) shall be treated as the separate property of DKTS. Logistics shall reasonably cooperate with DKTS in ensuring that the Capital Improvement shall operate as intended, including by operating and maintaining all necessary connections to the Rail Offloading Facility, subject to DKTS’ reimbursing Logistics on a monthly basis for any incremental expenses arising from operating or maintaining such connections as determined by Logistics in good faith. DKTS shall defend, indemnify and hold harmless the Logistics Indemnitees from and against any Liabilities resulting from the construction, ownership and operation by DKTS of any Capital Improvement constructed by DKTS pursuant to this Section 2(g) (v).
(vi)Upon completion of the construction of such Capital Improvement, Logistics or DKTS, as applicable, will own such Capital Improvement, and will operate and maintain such Capital Improvement in accordance with Applicable Law and recognized industry standards.
(h)Notification of Utilization. Upon request by Logistics, DKTS will provide to Logistics written notification of DKTS’ reasonable good faith estimate of its anticipated future utilization of the Rail Offloading Facility.
(i)Scheduling and Accepting Deliveries.
(i)Logistics will schedule movements and accept deliveries of Materials in a manner that permits DKTS to utilize the Rail Offloading Facility in substantially the same manner as it did prior to the Effective Date.
(ii)All deliveries hereunder shall be made in accordance with the scheduling procedures and processes mutually agreed upon by the Parties.
(iii)Both Parties shall abide by all Applicable Laws and ordinances and all rules and regulations which are promulgated by the Parties or the railroad or posted at the Rail Offloading Facility, with respect to the use of such facilities as herein provided. It is understood and agreed by DKTS that these rules and regulations may be changed, amended or modified by Logistics at any time. All changes, amendments and modifications shall become binding upon DKTS 10 days following receipt by DKTS of a copy thereof.
(j)Business Interruption Insurance. DKTS or its Affiliates shall maintain commercially reasonable business interruption insurance for the benefit of the Refinery.
(k)Insurance (Other than Business Interruption Insurance). During the Term of this Agreement, each of Logistics and DKTS shall at all times carry and maintain, or cause to be carried and maintained, with reputable insurance companies reasonably acceptable to the other Party, commercially reasonable insurance coverages and limits.
(l)Documentation. Logistics shall furnish DKTS with the following reports covering services hereunder involving DKTS’ Materials:
(i)Within 10 Business Days following the end of the Month, a statement showing, by Material: (A) DKTS’ monthly aggregate deliveries into the Rail Offloading Facility; and (B) calculation of all DKTS’ Throughput Fees under this Agreement.
(ii)A copy of any meter calibration report, to be available for inspection upon reasonable request by DKTS following any calibration.
(m)Product Quantity Measurement. All quantities of Materials received at the Rail Offloading Facility via railcar shall be calculated based on the weight of such Materials as indicated on the applicable railcar bill of lading and the actual API gravity of such Materials in net barrels using the applicable API and ASTM or equivalent standards. Logistics shall, in its reasonable discretion, reconcile such calculation with the quantity indicated by custody transfer meter to the extent a material discrepancy exists between such calculation and the quantity indicated by custody transfer meter. All quantities shall be adjusted to net gallons at 60° F in accordance with ASTM D-1250 Petroleum Measurement Tables, or the latest revisions thereof. If at any time that such bills of lading are not available, quantities of Materials received at the Rail Offloading Facility shall be measured by custody transfer metering in net barrels using the applicable API and ASTM or equivalent standards. DKTS shall provide Logistics with all reasonable documentation with respect to the volumes loaded or offloaded and throughput at the Rail Offloading Facility, including but not limited to, inspection reports, meter tickets or other similar documentation within three Business Days of completion of train discharge.
(n)Demurrage. Logistics will not pay demurrage, except (i) if such demurrage is the result of Logistics’ gross negligence or willful misconduct, or (ii) to the extent caused by Logistics’ contractors, subcontractors or agents, and then only up to the amounts Logistics is able to recover from its contractors, subcontractor and/or agents.
Section 3.Custody, Title and Risk of Loss.
(a)Logistics shall have no obligation to measure volume gains and losses and shall have no liability whatsoever for normal course volumetric losses that may result from the loading or offloading and throughput of the Materials at the Rail Offloading Facility, except if such volumetric losses are caused by the gross negligence or willful misconduct of Logistics. Subject to the preceding sentence, DKTS will bear any volumetric gains and losses that may result from the loading or offloading and throughput of the Materials at the Rail Offloading Facility.
(b)Except as provided in Section 3(a), title and the risk of loss or damage to the Materials shall remain at all times with DKTS, subject to any lien in favor of Logistics under Applicable Laws. Logistics will have custody of Materials from (i) the time a railcar containing Materials enters the Rail Offloading Facility and third-party locomotive crew has disembarked from, and Logistics’ or a Logistics contractor’s locomotive crew has embarked onto, the locomotive used to transfer railcars to the Rail Offloading Facility, until (ii) the offloaded Materials pass through the first pipeline flange connecting the delivery line to the Refinery or loaded Materials pass through the first pipeline flange connecting the Rail Offloading Facility to a rail car leaving the Rail Offloading Facility.
(c)To the extent railcars are damaged and require immediate and/or major repair, and cannot be safely loaded or offloaded at the Rail Offloading Facility, such railcars will be moved to the bad order track at DKTS’ sole risk and expense. Logistics will notify DKTS in writing as soon as reasonably practical that damaged railcars have been moved to the bad order track. Once on the bad order track, Logistics will use commercially reasonable efforts to offload and repair or remove such damaged railcars at DKTS’ sole risk and expense. Measurements, title, custody, Materials quality and other data associated with the bad order railcars will be coordinated between Logistics and DKTS on a case-by-case basis. If DKTS does not use commercially reasonable efforts to promptly offload and repair or remove damaged railcars on the bad order track, then 30 days after notification has been provided to DKTS, Logistics may (i) remove such railcars from the Rail Offloading Facility to an alternate site at DKTS’ sole cost and expense, and (ii) assess DKTS a fee for any railcars remaining on the bad order track. If, at any time the number of materially damaged railcars at the Rail Offloading Facility should exceed the capacity of the bad order track, Logistics shall promptly notify DKTS, and if DKTS does not immediately make suitable arrangements to have sufficient damaged railcars repaired or removed from the Rail Offloading Facility, then Logistics may remove such railcars from the Rail Offloading Facility to an alternate site at DKTS’ sole cost and expense.
(d)To the extent railcars are damaged during the loading or offloading of the Materials, DKTS shall not be responsible for any damage to such railcars caused by an act or omission of Logistics and its Affiliates, or any of its respective employees, representatives, agents or contractors, except to the extent that such damage to or loss of property was caused by the negligence, gross negligence or willful misconduct of DKTS.
Section 4.Force Majeure.
(a)In the event that either Party is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then upon the delivery by such Party (the “Force Majeure Party”) of written notice (a “Force Majeure Notice”) and full particulars of the Force Majeure event as promptly as practicable after the occurrence of the Force Majeure event relied on, the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided, that the obligations of Logistics hereunder may be suspended for a Force Majeure event only to the extent the Force Majeure event specifically applies to the Rail Offloading Facility or the delivery pipeline from the Rail Offloading Facility to the applicable Crude Oil storage tank. Notwithstanding the foregoing, if DKTS is the Force Majeure Party, (i) prior to the third anniversary of the Original Effective Date, DKTS shall be required to continue to make payments for the Throughput Fees for volumes actually loaded or offloaded under this Agreement, which shall not be less than the Minimum Quarterly Throughput Payment and (ii) from and after the third anniversary of the Original Effective Date, DKTS shall be required to continue to make payments for the Throughput Fees for volumes actually delivered under this Agreement (and shall not be required to make any Minimum Quarterly Throughput Payment). If Logistics is the Force Majeure Party, the Minimum Quarterly Throughput Payment shall be subject to adjustment pursuant to Section 9(b). The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). DKTS shall be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch. Prior to the third anniversary of the Original Effective Date, any suspension of the obligations of the Parties under this Section 4(a) as a result of a Force Majeure event that adversely affects Logistics’ ability to perform the services it is required to perform under this Agreement shall extend the Term for the same period of time as such Force Majeure event continues (up to a maximum of one year) unless this Agreement is terminated under Section 4(b).
(b)If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than 12 consecutive months beyond the third anniversary of the Original Effective Date, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice shall become effective not earlier than 12 months after the later to occur of (i) the delivery of the Termination Notice and (ii) the third anniversary of the Original Effective Date; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective; provided, further, that if the Termination Notice relates to a Force Majeure event that affects only a portion of the Rail Offloading Facility, then if and when such Termination Notice becomes effective, the termination effected thereby shall apply only to the obligations hereunder with respect to such portion of Rail Offloading Facility and the Parties shall amend this Agreement as appropriate to reflect such partial termination. Upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder shall resume as soon as reasonably practicable thereafter, and the Term shall be extended by the same period of time as is required for the Parties to resume such obligations. After the third anniversary of the Original Effective Date and following delivery of a Termination Notice, Logistics may terminate this Agreement, to the extent affected by the Force Majeure event, upon 60 days prior written notice to DKTS in order to enter into an agreement to provide any third party the services provided to DKTS under this Agreement; provided, however, that Logistics shall not have the right to terminate this Agreement for so long as DKTS continues to make the Minimum Quarterly Throughput Payments.
Section 5.Effectiveness and Term.
(a)The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall extend through and including June 30, 2031. Thereafter, DKTS shall have a unilateral option to extend this Agreement for an additional period extending through and including June 30, 2036, on the same terms and conditions set forth herein (the “Renewal Term”). The Initial Term and the Renewal Term are sometimes referred to collectively herein as the “Term.” In order to exercise its option to extend this Agreement for the Renewal Term, DKTS shall notify Logistics in writing not less than 12 months prior to the expiration of the Initial Term or the Renewal Term, as applicable.
(b)The Parties may terminate this Agreement prior to the end of the Term (but are under no obligation to do so) (i) as they may mutually agree in writing, (ii) pursuant to a Termination Notice under Section 4(b) or (iii) pursuant to a Suspension Notice under Section 12(b).
(c)Upon expiration or termination of this Agreement, DKTS shall be responsible for removing any remaining Materials of DKTS from the Rail Offloading Facility.
(d)DKTS shall, upon expiration or termination of this Agreement, promptly remove any and all of its owned equipment, if any, and restore the Rail Offloading Facility to its condition prior to the installation of such equipment.
Section 6.Right to Enter into a New Agreement.
In the event that DKTS fails to exercise its option to extend this Agreement for the Renewal Term, Logistics shall have the right to negotiate to enter into one or more new offload and throughput agreements with respect to the Rail Offloading Facility with one or more third parties to begin after the date of termination. In such circumstances, Logistics shall give DKTS 45 days’ prior written notice of any proposed new offload and throughput agreement with a third party, including (i) the material terms and conditions thereof (including fee schedules and duration) and (ii) a 45-day period (beginning on DKTS’ receipt of such written notice) (the “First Offer Period”) in which DKTS may enter into a new offload and throughput agreement with Logistics (the “Right of First Refusal”). If DKTS makes an offer on commercial terms that are no less favorable, taken as a whole, than the proposed third-party offer with respect to such offload and throughput agreement during the First Offer Period, then Logistics shall be obligated to enter into a offload and throughput agreement with DKTS on the terms set forth in its proposed offer. If DKTS does not exercise its Right of First Refusal in the matter set forth above, Logistics may proceed with the negotiation of and entry into the third-party agreement.
Section 7.Notices.
All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given upon confirmation of actual delivery thereof: (a) by transmission by facsimile or hand delivery; (b) mailed via the official governmental mail system, sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide; or (d) by e-mail. All notices will be addressed to the Parties at the respective addresses as follows:
if to DKTS:

DK Trading & Supply, LLC
c/o Delek US Holdings, Inc.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: General Counsel

with a copy, which shall not constitute notice, to:

DK Trading & Supply, LLC
c/o Delek US Holdings, Inc.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: President

if to Logistics:

Delek Logistics Operating, LLC
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: General Counsel

with a copy, which shall not constitute notice, to:

Delek Logistics Operating, LLC
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: Senior Vice President
or to such other address or to such other person as either Party will have last designated by notice to the other Party.
Section 8.Deficiency Payments.
(a)As soon as practicable following the end of each Month, Logistics shall deliver to DKTS a written notice (the “Deficiency Notice”) detailing any failure of DKTS to meet any of its payment obligations under this Agreement. The Deficiency Notice shall (i) specify in reasonable detail the nature of any payment deficiency and (ii) specify the approximate dollar amount that Logistics believes would have been paid by DKTS to Logistics if DKTS had complied with its payment obligations under this Agreement (the “Deficiency Payment”). DKTS shall pay the Deficiency Payment to Logistics 10 days after its receipt of the Deficiency Notice.

(b)If DKTS disagrees with the Deficiency Notice, then, promptly following the payment of any undisputed portion of the Deficiency Payment to Logistics, a senior officer of DKTS and a senior officer of Logistics shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. If such differences are not resolved within 30 days following the payment of any Deficiency Payment, DKTS and Logistics shall, within 45 days following the payment of such Deficiency Payment, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 17(l). During the 60-day period following the receipt of the Deficiency Notice, DKTS shall have the right, in accordance with Section 17(n), to inspect and audit the working papers of Logistics relating to such Deficiency Payment.
(c)If it is determined by arbitration in accordance with Section 17(l) that DKTS was required to make any or all of the disputed portion of the Deficiency Payment, DKTS shall promptly pay to Logistics such amount, together with interest thereon from the date provided in the last sentence of Section 8(a) at the Prime Rate, in immediately available funds.
Section 9.Condition and Maintenance of Rail Offloading Facility.
(a)Interruption of Service. Logistics shall use reasonable commercial efforts to minimize the interruption of service at the Rail Offloading Facility. Without limiting the generality of the foregoing, Logistics agrees that it will use reasonable commercial efforts, consistent with good industry standards and practices, to complete (and to cause any third parties to complete) any non-emergency maintenance undertaken by Logistics as promptly as reasonably practicable. Logistics shall inform DKTS at least 60 days in advance (or promptly, in the case of an unplanned interruption) of any anticipated partial or complete interruption of service of the Rail Offloading Facility, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions Logistics is taking to resume full operations, provided that Logistics shall not have any liability for any failure to notify, or delay in notifying, DKTS of any such matters except to the extent DKTS has been materially damaged by such failure or delay. Logistics shall provide DKTS with an initial estimate of the period of any non-emergency maintenance and shall regularly update DKTS as to the progress of such maintenance. If Logistics determines that the expected completion date for maintenance has or is likely to change by 30 days or more, it shall promptly notify DKTS of such determination.
(b)Maintenance and Repair Standards. Subject to interruptions for Force Majeure events pursuant to Section 4 and for routine repair and maintenance consistent with industry standards, Logistics shall maintain the Rail Offloading Facility with sufficient aggregate capacity to load, offload and throughput a volume of Materials at least equal to: (i) prior to August 1, 2025, the Minimum Throughput Capacity; and (ii) on and from August 1, 2025, the Minimum Refined Products Throughput Capacity (each, “Required Minimum Throughput Capacity”). Logistics shall be under no obligation hereunder to maintain the tracks, locomotives or railcars. Logistics’ obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure event or interruptions for routine repair and maintenance consistent with industry standards that prevent Logistics from providing the Required Minimum Throughput Capacity. To the extent DKTS is prevented for 30 or more days in any Contract Year from delivering volumes for load, offload and throughput equal to the full Required Minimum Throughput Capacity for reasons of Force Majeure or other interruption of service (but not including interruptions of service due to a default by DKTS under this Agreement), in each case to the extent affecting the facilities or assets of Logistics, then the Minimum Quarterly Throughput Payment shall be calculated as follows:

This reduction to the Minimum Quarterly Throughput Payment occurs regardless of whether actual throughput prior to the reduction was below the Required Minimum Throughput Capacity. At such time as Logistics is capable of loading, offloading and throughputting volumes equal to the full Required Minimum Throughput Capacity for an entire Month, DKTS’ obligation to make the full Minimum Quarterly Throughput Payment shall be restored. If for any reason, including, without limitation, a Force Majeure event, the throughput of the Rail Offloading Facility should fall below the Required Minimum Throughput Capacity, (i) such failure, in and of itself, shall not be deemed a breach of this Agreement, (ii) subject to Section 5(b), DKTS’ sole remedy will be for an adjustment to the Minimum Quarterly Throughput Payment and (iii) Logistics shall, with due diligence and dispatch, make repairs to the Rail Offloading Facility to restore the capacity of the Rail Offloading Facility to that required for throughput of the Required Minimum Throughput Capacity (“Restoration”). Except as provided below in Section 9(c), all of such Restoration shall be at Logistics’ cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of DKTS, its employees, agents or customers.
(c)Capacity Resolution. In the event of the failure of Logistics to maintain the Rail Offloading Facility with sufficient capacity to load, offload and throughput the Required Minimum Throughput Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration which will, among other things, specify steps to be taken by Logistics to fully accomplish the Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with applicable industry standards and shall take into consideration Logistics’ economic considerations relating to costs of the repairs and DKTS’ requirements concerning its refining and marketing operations. Logistics shall use commercially reasonable efforts to continue to provide load, offload and throughput of DKTS’ Materials, to the extent the Rail Offloading Facility has the capability of doing so, during the period before Restoration is completed. In the event that DKTS’ economic considerations justify incurring additional costs to complete the Restoration in a more expedited manner than the time schedule determined in accordance with the preceding sentence, DKTS may require Logistics to expedite the Restoration to the extent reasonably possible, subject to DKTS’ payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan wherein DKTS agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement pursuant to Section 4(b) above so long as such Restoration is completed with due diligence and dispatch, and DKTS shall pay its portion of the Restoration cost to Logistics in advance based on a good faith estimate based on reasonable engineering standards. Upon completion, DKTS shall pay the difference between the actual portion of Restoration costs to be paid by DKTS pursuant to this Section 9(c) and the estimated amount paid under the preceding sentence within 30 days after receipt of Logistics’ invoice therefor, or, if appropriate, Logistics shall pay DKTS the excess of the estimate paid by DKTS over Logistics’ actual costs as previously described within 30 days after completion of the Restoration.
(d)Product Quality. DKTS shall not deliver to the Rail Offloading Facility any Materials which: (i) would in any way be injurious to the Rail Offloading Facility or the Refinery; (ii) may not be lawfully loaded, offloaded or throughput in such facilities; (iii) would render such facilities unfit for proper storage or handling of similar Materials; or (iv) would not meet all relevant ASTM specifications, Applicable Laws and applicable railroad requirements for the shipment thereof.
(e)Contamination. Logistics agrees that the Rail Offloading Facility used to provide services hereunder shall be in a condition generally acceptable within the industry and capable of handling the Materials without contaminating them.
(f)Subject to DKTS’ obligations under the other Transaction Agreements, Logistics shall, at its sole cost and expense, take all (or cause to be taken) actions reasonably necessary or appropriate to obtain, apply for, maintain, monitor, renew, and/or modify as appropriate, any license authorization, certification, filing, recording, permit, waiver, exception, variance, franchise, order or other approval with or of any Governmental Authority pertaining or relating to the operation of the Rail Offloading Facility (the “Required Permits”) as presently operated. Logistics shall not do anything in connection with the performance of its obligations under this Agreement that causes a termination or suspension of the Required Permits.
(g)For the avoidance of doubt, the parties acknowledge that the Rail Offloading Facility is subject to certain restrictions in the Omnibus Agreement.
(h)Subject to the provisions of Sections 9(a), 9(b) and 9(c), Logistics will maintain and operate the Rail Offloading Facility in good working order and repair and serviceable condition in accordance with generally accepted industry standards and in compliance with all Applicable Law. Subject to the other Transaction Agreements, Logistics shall have sole responsibility for performing all load, offload and throughput services under this Agreement. Logistics shall not be responsible for any damage to railcars or track switching equipment in performing services hereunder, unless and to the extent such damages are the result of Logistics’ gross negligence or willful misconduct.
(i)Additional Documentation. Logistics agrees that it shall provide DKTS:
(i)With a true and complete copy of the policies and procedures that Logistics maintains, as from time to time in effect, with respect to the periodic inspection and cleaning of tanks and pipelines; and

(ii)On an annual basis, and at such other times as reasonably requested by DKTS, evidence in customary form of Logistics’ adherence to the policies and procedures referred to in clause (i) above.
Section 10.Load, Offload, Throughput and Handling Services
(a)Logistics agrees to keep the Rail Offloading Facility open for receipt of DKTS’ Materials at such times as the Parties agree from time to time.
(b)From time to time during the Term, Logistics shall perform such additional load, offload, throughput, handling and measuring services agreed by the Parties from time to time (collectively, “Additional Services”). If any Additional Services are requested by DKTS, then the Parties shall negotiate in good faith to determine whether such Additional Services shall be provided and the appropriate rates to be charged for such Additional Services.
(c)    DKTS may, in its discretion, provide written instructions relating to specific Additional Services it is requesting or provide standing written instructions relating to ongoing Additional Services. DKTS may, at any time on reasonable prior notice, revoke or modify any instruction it has previously given, whether such previous instructions relate to a specific Additional Service or are instructions relating to an ongoing Additional Service or Services. Logistics shall not be required to perform any requested Additional Services that Logistics reasonably believes violate Applicable Law or will materially adversely interfere with, or be detrimental to, the operation of the Rail Offloading Facility or Refinery.
Section 11.[Reserved]
Section 12.Suspension of Refinery Operations
(a)DKTS shall inform Logistics at least 60 days in advance (or promptly, in the case of an unplanned interruption) of any anticipated partial or complete interruption of operations of the Refinery, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions DKTS is taking to resume full operations, provided that DKTS shall not have any liability for any failure to notify, or delay in notifying, Logistics of any such matters except to the extent Logistics has been materially damaged by such failure or delay.
(b)From and after the second anniversary of the Original Effective Date, in the event that Lion Oil decides to permanently or indefinitely suspend refining operations at the Refinery for a period that shall continue for at least 12 consecutive months, DKTS may provide written notice to Logistics of DKTS’ intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time (but not prior to the second anniversary of the Original Effective Date) after DKTS has notified Logistics of such suspension and, upon the expiration of the period of 12 months (which may run concurrently with the 12-month period described in the immediately preceding sentence) following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If DKTS notifies Logistics, more than two months prior to the expiration of the Notice Period, of Lion Oil’s intent to resume operations at the Refinery, then the Suspension Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered. Subject to Section 4(a) and Section 12(c), during the Notice Period, DKTS shall remain liable for Deficiency Payments. During the Notice Period, Logistics may terminate this Agreement upon 60 days’ prior written notice to DKTS in order to enter into an agreement to provide any third party the services provided to DKTS under this Agreement; provided, however, that Logistics shall not have the right to terminate this Agreement for so long as DKTS continues to make Deficiency Payments.

(c)If refining operations at the Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then DKTS shall remain liable for Deficiency Payments under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided above. DKTS shall provide at least 30 days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance, provided that DKTS shall not have any liability for any failure to notify, or delay in notifying, Logistics of any such suspension except to the extent Logistics has been materially damaged by such failure or delay.
Section 13.Regulatory Matters
(a)The Parties are entering into this Agreement in reliance upon and shall comply in all material respects with all Applicable Law which directly or indirectly affects the services provided hereunder. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.
(b)If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon Logistics, Logistics, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.
(c)If during the Term, Logistics is required, under Applicable Law, to file one or more tariffs with any Governmental Authority, in order to provide services under this Agreement, DKTS hereby agrees that, if the services to be provided under such tariff or tariffs is provided in conformance with this Agreement, including but not limited to the rates provided hereunder, DKTS will not oppose, or assist any other party in opposing, the filing of such tariff or tariffs.
Section 14.Indemnification
(a)Logistics shall defend, indemnify and hold harmless DKTS, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “DKTS Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by Logistics of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Logistics made herein or in connection herewith proving to be false or misleading, (ii) any failure by Logistics, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by Logistics, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Materials hereunder, or the operation of locomotives, railcars or track switching equipment in connection herewith, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the DKTS Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, Logistics’ liability to the DKTS Indemnitees pursuant to this Section 14(a) shall be net of any insurance proceeds actually received by the DKTS Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. DKTS agrees that it shall, and shall cause the other DKTS Indemnitees to, (x) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the DKTS Indemnitees are entitled with respect to or on account of any such damage or injury, (y) notify Logistics of all potential claims against any third Person for any such insurance proceeds, and (z) keep Logistics fully informed of the efforts of the DKTS Indemnitees in pursuing collection of such insurance proceeds.
(b)DKTS shall defend, indemnify and hold harmless Logistics, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Logistics Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by DKTS of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of DKTS made herein or in connection herewith proving to be false or misleading, (ii) any failure by DKTS, its Affiliates or any of their respective employees, representatives, agents (including, for the avoidance of doubt, railroad personnel to the extent acting as agents for DKTS and its Affiliates) or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by DKTS, its Affiliates or any of their respective employees, representatives, agents (including, for the avoidance of doubt, railroad personnel to the extent acting as agents for DKTS and its Affiliates) or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Materials hereunder, or the operation of locomotives, railcars or track switching equipment in connection herewith, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Logistics Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, DKTS’ liability to the Logistics Indemnitees pursuant to this Section 14(b) shall be net of any insurance proceeds actually received by the Logistics Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. Logistics agrees that it shall, and shall cause the other Logistics Indemnitees to, (x) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Logistics Indemnitee s are entitled with respect to or on account of any such damage or injury, (y) notify DKTS of all potential claims against any third Person for any such insurance proceeds, and (z) keep DKTS fully informed of the efforts of the Logistics Indemnitees in pursuing collection of such insurance proceeds.
(c)THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES (EXCLUDING, IN THE CASE OF SECTION 14(a)(iii) AND SECTION 14(b)(iii), GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).
(d)The Transaction Agreements contain additional indemnity provisions. The indemnities contained in this Section 14 are in addition to and not in lieu of the indemnity provisions contained in the Transaction Agreements. Any indemnification obligation of DKTS to the Logistics Indemnitees on the one hand, or Logistics to the DKTS Indemnitees on the other hand, pursuant to this Section 14 shall be reduced by an amount equal to any indemnification recovery by such indemnitees pursuant to the other Transaction Agreements to the extent that such other indemnification recovery arises out of the same event or circumstance giving rise to the indemnification obligation of DKTS or Logistics, respectively, hereunder.
Section 15.    Limitation on Damages
Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, punitive, special, incidental or exemplary damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement; provided further that to the extent a Party hereunder receives insurance proceeds with respect to Special Damages that would be waived under this Section 15, such Party shall be liable for such Special Damages up to the amount of such insurance proceeds (net of any deductible and premiums paid with respect thereto).
Section 16.[Reserved]
Section 17.Miscellaneous
(a)Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
(b)Entire Agreement. This Agreement, together with the Transaction Agreements, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
(c)Successors and Assigns.
(i)DKTS shall not assign its rights or obligations hereunder without Logistics’ consent; provided, however, that (1) DKTS may assign this Agreement without Logistics’ consent in connection with a sale by Lion Oil of all or substantially all of the Refinery, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (A) agrees to assume all of DKTS’ obligations under this Agreement and (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by DKTS in its reasonable judgment; and (2) DKTS shall be permitted to make a collateral assignment of this Agreement solely to secure financing for Delek US and its Affiliates.
(ii)Logistics shall not assign its rights or obligations under this Agreement without the consent of DKTS; provided, however, that (1) Logistics may assign this Agreement without such consent in connection with a sale by Logistics of all or substantially all of the Rail Offloading Facility, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (A) agrees to assume all of Logistics’ obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Logistics in its reasonable judgment; and (C) is not a competitor of DKTS, as determined by DKTS in good faith; and (2) Logistics shall be permitted to make a collateral assignment of this Agreement solely to secure financing for the Partnership and its Affiliates.
(iii)Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.
(iv)This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
(v)The Parties’ obligations hereunder shall not terminate in connection with a Partnership Change of Control; provided, however, that in the case of a Partnership Change of Control, DKTS shall have the option to extend the Term of this Agreement as provided in Section 5, without regard to the notice periods provided in the fourth sentence of Section 5(a). Logistics shall provide DKTS with notice of any Partnership Change of Control at least 60 days prior to the effective date thereof.
(d)Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
(e)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(f)No Inducement. No promise, representation or inducement has been made by any of the Parties that is not embodied in this Agreement, and none of the Parties shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
(g)Time of the Essence. Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.
(h)No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.
(i)Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
(j)Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
(k)Survival. All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive the expiration or termination of this Agreement.
(l)Arbitration Provision. Any and all Disputes, other than actions seeking solely injunctive relief to prevent immediate harm, shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 17(l) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 17(l) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of DKTS, Logistics or any of their Affiliates and (ii) have not less than seven years of experience in the energy industry. The hearing will be conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. DKTS, Logistics and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages.
(m)Confidentiality.
(i)Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 17(m). Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.
(ii)Required Disclosure. Notwithstanding Section 17(m)(i) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(iii)Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer backup archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 17(m), and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(iv)Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(v)Survival. The obligation of confidentiality under this Section 17(m) shall survive the termination of this Agreement for a period of two years.
(n)Audit and Inspection. During the Term, DKTS and its duly authorized agents and/ or representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by Logistics, or any of Logistics’ contractors and agents, which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term of this Agreement and for a period of up to two years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within 30 days after the delivery in question or shall be deemed to have been waived. The right to inspect or audit such records shall survive termination of this Agreement for a period of two years following the end of the Term. Logistics shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two years from the end of the Term.
(o)Special Provisions Regarding Rack Unavailability. In the event that either the north rack or the south rack of the Rail Offloading Facility becomes unavailable because of a claim by a third party that, at the Effective Date, DKTS did not have a valid lease, access agreement, easement or similar agreement to permit access by the Parties to the premises upon which such rack is located, then (regardless of whether any Logistics Indemnitee incurs any Liabilities as a result of such claim), for the duration of such unavailability, each of the Minimum Heavy Crude Throughput Capacity, the Minimum Heavy Crude Throughput Volume, the Minimum Light Crude Throughput Capacity, the Minimum Light Crude Throughput Volume, the Minimum Refined Products Throughput Capacity, the Minimum Refined Products Throughput Volume and the Minimum Quarterly Throughput Payment shall be reduced by multiplying such amount by a fraction, (i) the numerator of which is 20 and the denominator of which is 38, if the Parties cannot access the south rack, or (ii) the numerator of which is 18 and the denominator of which is 38, if the Parties cannot access the north rack. This Section 17(o) shall not reduce any indemnification provided under the Purchase Agreement.
[Remainder of page intentionally left blank. Signature page follows.]

WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.
DELEK LOGISTICS OPERATING, LLC

By:/s/ Reuven Spiegel
Name: Reuven Spiegel
Title: EVP, DKL

Signature Page to Second Amended and Restated Throughput Agreement
(El Dorado Rail Offloading Facility)

DK TRADING & SUPPLY, LLC

By:/s/ Patrick Reilly
Name: Patrick Reilly
Title: EVP and Chief Commercial Officer

Signature Page to Second Amended and Restated Throughput Agreement
(El Dorado Rail Offloading Facility)